Exhibit 5.1

OPINION AND CONSENT OF ANDREWS KURTH LLP

August 23, 2006

Motient Corporation
300 Knightsbridge Parkway
Lincolnshire, Illinois 60069

Re:	Motient Corporation - Registration Statement on Form S-8 for
Offering of an Aggregate of 10,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Motient Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 10,000,000 shares of Common Stock (the “Shares”) under the 2006 Motient Corporation Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation, as amended, of the Company on file with the Secretary of State of the State of Delaware, (ii) the Amended and Restated Bylaws of the Company as in effect on the date hereof and at the time of the adoption of the Plan by the Board of Directors, as certified to us by a Company officer, (iii) certain resolutions of the Board of Directors of the Company, as certified to us by a Company officer, (iv) a specimen certificate representing the Company’s common stock, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to all matters of fact material to such opinion, we have relied upon representations of officers of the Company.

Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ ANDREWS KURTH LLP